Exhibit 23.2

Consent of Independent Auditors

To The Board of Directors
TeleCommunication Systems (Holdings) Ltd

We consent to the incorporation, as exhibit 99.01 in December 31, 2005 annual report on Form 10-K of TeleCommunication Systems Inc, of our report dated March 3, 2006, with respect to the consolidated balance sheet of TeleCommunication Systems (Holdings) Ltd and subsidiaries as of December 31, 2005 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2005.

/s/ James & Cowper

James & Cowper
Phoenix House
Bartholomew St
Newbury
RG14 5QA
England

March 14, 2006